Exhibit 99.2

Participants
CORPORATE PARTICIPANTS
Pablo E. Paez	Blake Davis
Executive Vice President-Corporate	Senior Vice President and President-GEO
Relations, The GEO Group, Inc.	Secure Services, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer &	President-GEO Care & Senior Vice President,
Founder, The GEO Group, Inc.	The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice
President, The GEO Group, Inc.

OTHER PARTICIPANTS
Joe Gomes	Frederick Harvey Taylor
Analyst, Noble Capital Markets, Inc.	Analyst, MJX Asset Management

Mitra Ramgopal	John G. Barnes
Analyst, Sidoti & Co. LLC	Analyst, Samlyn Capital LLC
Management Discussion Section

Operator

Good day and welcome to The GEO Group First Quarter 2021 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2021 earnings results. With us today are George Zoley, Chairman, Chief Executive Officer and Founder; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and Blake Davis, President of GEO Secure Services.

This morning, we will discuss our first quarter results and our outlook. And we will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. This morning, we reported our first quarter 2021 results and updated our financial guidance for the year. While we continue to face operational and financial challenges associated with COVID-19, we remain pleased with the performance of our diversified business units. During the first quarter, we experienced favorable cost trends, which resulted in better than expected financial performance. We also completed the transition of our D. Ray James, Moshannon Valley, and Rivers Correctional facilities to an idle status. As we had previously disclosed, these three facilities had contracts that were not renewed by the Federal Bureau of Prisons and thus closed at the end of January and March, respectively.

As we highlighted last quarter, the President issued an Executive Order in January of this year, directing the US Attorney General to not renew Department of Justice contracts with privately operated criminal detention facilities. Our financial guidance assumes that our remaining BOP contracts will also not be renewed, resulting in three additional BOP facilities closing during 2021. With respect to the U.S. Marshals Service, unlike the Bureau of Prisons, the agency does not own and operate its facilities. The U.S. Marshals contract for facilities which are generally located near federal courthouses, primarily through intergovernmental service agreements and to a lesser extent through our contracts. We are cooperating with the U.S. Marshals Service in assessing various alternatives as to how to comply with the Executive Order.

During the first quarter, we were notified by the U.S. Marshals that it would not renew the contract for the Queens Detention Facility in New York, which expired on March 31. We currently operate four additional detention facilities that are under direct contracts, and eight detention facilities that are under intergovernmental agreements with U.S. Marshals. The four direct contracts are up for renewal at various times over the next few years, including two in late 2021.

Presently, our 2021 guidance reflects only the non-renewal of our Queens contract, and we will continue to moderate the scope and implementation timeline of the President’s Executive Order. As noted earlier, the Executive Order applies only to the Department of Justice. The processing centers we manage on behalf of U.S. Immigration and Customs Enforcement are not covered by the Executive Order, since ICE is an agency of the Department of Homeland Security. Our ICE Processing Centers are highly rated by national accreditation organizations and have provided high quality and culturally responsive services for over 30 years under both Democratic and Republican administrations.

Our ICE Processing Centers have been operating at reduced capacity throughout the pandemic, as ICE has reduced operational capacity across all facilities to promote social distancing practices. The federal government has also put in place Title 42 public health restrictions at the Southwest border, which result in the immediate removal of single adults apprehended by Border Patrol. Notwithstanding these challenges associated with COVID-19, our employees have demonstrated significant strength and dedication. They have continued to provide humane and compassionate care to all those entrusted to our facilities and programs.

From the beginning of the public health crisis, our company and our staff took steps to mitigate the risks of the novel coronavirus. These mitigation initiatives have included a focus on increasing testing capabilities, including investing approximately $2 million to acquire 45 Abbott Rapid COVID-19 devices and testing kits. We also installed Bi-Polar Ionization Air Purification System at select secure service facilities, representing a company investment of approximately $3.7 million. We have provided continuing access to facemasks and personal hygiene products. We have implemented social distancing pursuant to directives from our government agency partners. We have been working closely with our government agency partners and local health departments to make COVID-19 vaccinations available at all of our facilities.

We recognize that in addition to the challenges that I’ve just discussed, there have been concerns regarding our future access to financing. We have adopted a proactive and multifaceted approach to address these challenges. We are focused on debt reduction and deleveraging. In 2020, we reduced our net debt by approximately $100 million. During the first quarter, we reduced net debt by approximately $57 million, and we’ve set a goal of paying down between $125 million and $150 million in net debt in 2021.

This past month, our board suspended our quarterly dividend with the goal of maximizing our debt reduction, deleveraging, and internally funding growth. While GEO currently intends to maintain our corporate tax structure as a REIT, our board has determined to undertake a review of our current corporate tax structure, which is expected to be completed by the fourth quarter of this year. We have also implemented ongoing review of assets for potential sale.

In the first quarter, we sold our interests in Talbot Hall New Jersey reentry center, with net proceeds of over $13 million. In February of 2021, we issued $230 million in 6.5% exchangeable senior notes due 2026 in a private offering. We used a portion of the net proceeds to redeem the outstanding amount of $194 million of senior notes due 2022 and used the remaining net proceeds to pay related transaction fees and expenses for general corporate purposes.

With the 2022 maturity having been successfully addressed, we also intend to consider alternatives in due course to address our subsequent maturities. We believe these initiatives are in the best interest of our shareholders and other stakeholders as we work to address our debt maturities [ph] and hence (09:35) our long-term shareholder value.

At this time, I’ll turn the call over to Brian Evans to review our results, guidance, and liquidity position.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today we reported first quarter revenues of approximately $576 million, and net income attributable to GEO of $50.5 million. Our first quarter results include a $13 million pre-tax gain on real estate assets and a $3 million pre-tax gain on the extinguishment of debt. Excluding these gains, we reported first quarter adjusted net income of $0.28 per diluted share. We also reported first quarter AFFO of $0.60 per diluted share. Our first quarter results reflect better than expected operating cost trends across our business units, which resulted in better than expected performance.

Moving to our outlook, we have updated our full year 2021 financial guidance to reflect the better than expected cost trends in the first quarter of the year and lower expected maintenance CapEx for the year. We expect full year 2021 net income attributable to GEO to be in a range of $141 million to $150 million on a full year 2021 revenues of approximately $2.23 billion to $2.25 billion. We expect full year 2021 adjusted net income to be in a range of $1.02 to $1.10 per diluted share. We also expect full year 2021 AFFO to be in a range of $2.23 to $2.31 per diluted share. We expect full year 2021 adjusted EBITDA to be in a range of $395 million to $406 million. Our updated guidance continues to assume slow recovery from the COVID-19 pandemic throughout this year.

As we had previously guided, our 2021 projections account for the non-renewal of three additional BOP contracts that have option periods expiring in 2021: the Great Plains Correctional Facility in Oklahoma, which expires on May 31 and for which we have already received notice of non-renewal from the BOP; and the Big Spring and Flightline Correctional Facilities in Texas, which are set to expire at the end of November. Additionally, the BOP has decided to discontinue its contract for the county-owned and managed Reeves County Detention Center I & II effective this month. And thus, our management consulting contract with Reeves County for that facility has ended as well.

With respect to the U.S. Marshals, our 2021 guidance reflects only the previously announced non-renewal of our Queens facility contract on March 31. We will continue to monitor the scope and the implementation timeline of the President’s Executive Order. These contract non-renewals are offset by the activation late last year of our three ICE Annex facilities in California and our U.S. Marshals facility in Eagle Pass, Texas, which we expect to achieve normalized operations over the course of 2021.

For the second quarter of 2021, we expect net income attributable to GEO to be in a range of $35 million to $38 million [ph] on (12:58) quarterly revenues of $558 million to $563 million. We expect second quarter 2021 AFFO to be between $0.57 and $0.59 per diluted share. As a reminder, our second quarter results reflect lower payroll tax expenses than our first quarter results, because payroll taxes are front-loaded, resulting in higher expenses during the first quarter of each year, compared to all subsequent quarters.

Moving to our capital structure, at the end of the first quarter, we had approximately $290 million in cash on hand. More recently, we drew down an additional $170 million on our revolving credit facility, resulting in approximately $460 million in cash on hand, and leaving approximately $14 million in additional borrowing capacity under our revolver. As with our prior drawdown, our decision to further draw on our revolver is a prudent and precautionary step to preserve liquidity, maintain financial flexibility, and obtain additional funds for general corporate purposes. We will continue to proactively examine our options to address our funded indebtedness, including our near-term maturities.

As part of this effort, we refinanced the outstanding amount of $194 million of our senior unsecured notes due 2022 earlier this year by issuing $230 million in new 6.5% exchangeable senior unsecured notes due in 2026. With the 2022 maturity having been successfully addressed, we also intend to consider alternatives in due course to address our subsequent debt maturities. As a prudent part of this effort, we intend to review various capital structure alternatives, and we have engaged Lazard as financial advisors and Skadden Arps as legal advisors to assist in that process alongside our existing corporate counsel, Akerman.

With respect to our capital expenditures, as we had previously announced, we have canceled approximately $35 million in CapEx previously planned for 2021. We now expect total CapEx in 2021 to be $69 million, including $14 million for maintenance CapEx.

With the goal of maximizing the use of cash flows to pay down debt, deleverage and internally fund growth, our board suspended our quarterly dividend payments last month. We have been focused on paying down debt and deleveraging for over a year. In 2020, we paid down approximately $100 million in debt. During the first quarter of the year, we paid down approximately $57 million in net debt, which represent substantial progress towards our previously articulated objective of reducing net debt by $125 million to $150 million in 2021.

We are also continuing to evaluate potential cost-saving opportunities, as well as the potential sale of several company-owned assets. During the first quarter, we sold our interest in the Talbot Hall reentry facility in New Jersey, which resulted in net proceeds to GEO of approximately $13 million.

At this time, I will turn the call over to Blake Davis for a review of our GEO Secure Services segment.

Blake Davis

Senior Vice President and President-GEO Secure Services, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to provide you a brief update on our GEO Secure Services business unit. During the first quarter of 2021, our staff continued to address the challenges associated with the COVID-19 pandemic. From the start of the pandemic, we have implemented several mitigation initiatives. We’ve put in place policy and controls consistent with guidance issued by the Centers for Disease Control and Prevention, including practices and procedures related to quarantine, cohorting, and medical isolation. We have continuously exercised paid leave and paid time off policies to allow our employees to remain home as needed. We have made face masks and cleaning supplies available at all of our facilities.

We have focused on increasing testing capabilities at all of our Secure Services facilities, including the deployment of Abbott rapid test devices that allow us to screen new arrivals—[ph] rivals that intake (17:28), so that positive COVID-19 cases can be properly quarantined and isolated. To date, we have administered over 100,000 COVID tests to those in our care across our Secure Services facilities. We have also made a significant company investment to install Bi-Polar Ionization Systems at select Secure Services sites. These air purification systems can reduce the spread of airborne bacteria and viruses.

More recently, we have been working closely with our government agency partners and local health departments to make vaccinations available at our facilities, allowing each jurisdiction’s vaccine guidelines. To date, over 18,000 vaccinations have been administered at our Secure Services facilities. We continuously evaluate our mitigation steps and we’ll make adjustments based on updated guidance by the CDC and other best practices.

Moving to our recent operational activity, as we had previously announced, the contracts at our D. Ray James, Moshannon Valley, and Rivers Correctional facilities were not renewed by the Federal Bureau of Prisons and ended at the end of January and March, respectively. Our facility and regional staff worked closely with the BOP during the first quarter to complete the ramp down and deactivation of these three facilities.

As we have discussed in January of this year, the President issued an Executive Order directing the US Attorney General to not renew Department of Justice contracts with privately operated criminal detention facilities. As a result, we have been comparing operationally with the expectation that our remaining contracts with the BOP will not be renewed when their current option periods expire. We have already received notice from the BOP that the contract for our Great Plains Correctional Facility in Oklahoma will not be renewed when the current option period expires on May 31.

The BOP has also decided to discontinue its contract for the county-owned and managed Reeves County Detention Center I & II effective this month and therefore, our management consulting agreement with Reeves County for that facility has also ended. Additionally, the current option period for our Big Spring and Flightline facilities in Texas expire at the end of November 2021 and our current expectation is that those two contracts will not be renewed by the BOP.

With respect to the U.S. Marshals’ services, unlike the BOP, the U.S. Marshals do not own and operate their facilities. The U.S. Marshals contract for bed capacity, which is generally located in areas near federal courthouses, to house pre-trial offenders who have been charged with federal crimes. The U.S. Marshals contract for these facilities primarily through intergovernmental service agreements and to a lesser extent, through direct contracts. We were notified by the U.S. Marshals that the agency would not renew the contract in our company-owned Queens Detention Facility in New York, which expired on March 31. We currently operate four additional detention facilities that are under direct contracts and eight detention facilities that are under intergovernmental agreements with the U.S. Marshals. The four direct contracts are up for renewal at various times over the next few years, including two in late 2021.

With respect to our ICE Processing Centers, the Executive Order does not cover agencies outside the Department of Justice. Our ICE Processing Centers are highly rated by national accreditation organizations and provide high-quality, culturally responsive services in a safe and humane environment. Typical amenities at our processing centers include flat screen TVs in the housing units, multipurpose rooms, outdoor covered pavilions and artificial turf soccer fields. All those entrusted in our care provide a culturally sensitive meals approved by a registered dietician, clothing, 24/7 access to health care services, and full access to telephone and legal services.

Health care staffing at our ICE Processing Centers is approximately more than double that of our state correctional facilities which is needed to provide appropriate treatment for individuals who have numerous and diverse health and mental health needs. We have provided these high-quality professional services for over 30 years under Democratic and Republican administrations, and we welcome the opportunity to find ways to further improve the delivery of services and accountability at ICE Processing Centers.

At this time, I will turn the call over to Ann for a review of GEO Care.

Ann M. Schlarb

President-GEO Care & Senior Vice President, The GEO Group, Inc.

Thank you, Blake, and good morning, everyone. I’d like to briefly update you on our GEO Care business unit. Consistent with the efforts undertaken by our GEO Secure Services facilities, our company and our employees have remained focused on implementing COVID-19 mitigation strategies. All of our residential facilities in GEO Reentry and GEO youth services have put in place quarantine and cohorting policies and additional entry screening measures.

We have also focused our efforts on increased sanitation, testing and deploying face masks. We have allowed our employees to exercise paid leave and paid time off to remain home as needed. We will continue to evaluate our mitigation steps and we’ll make adjustments as appropriate and necessary based on updated guidance by the CDC and other best practices.

Despite the challenging operational environment, our employees have continued to deliver high-quality rehabilitation and reentry programming to those in our care, often in innovative ways including through virtual technologies. We recently published our 2020 GEO Continuum of Care Annual Report, which highlights the accomplishment of our employees and our programs. Among the innovative initiatives implemented by our Continuum of Care team during the pandemic was the creation of the GEO Academy, which allowed us to transition our academic programs to technology-based programming. We also launched GEO Academy [ph] Career Services (23:57) in an effort to partner with community employers under our vocational programs to increase employment opportunities for our post-release participants.

Our recently released Continuum of Care Annual Report also highlights the accreditation that our Florida facilities received in 2020 from the Commission on Accreditation of Rehabilitation Facilities based on the quality and strength of our substance abuse treatment programs. The Continuum of Care Annual Report also emphasizes the importance of our post-release support services. During 2020, GEO allocated $1.7 million to address basic community needs of post-release participants such as transitional housing, treatment, transportation, clothing, food, education, and job placement assistance.

Throughout the year, our post-release support team helped more than 3,600 individuals returning to their communities. Furthermore, the statistics disclosed in our Continuum of Care Annual Report show that released individuals who received our post-release support services experienced significantly lower recidivism rates over one and two-year periods than those who did not participate in our post-release support program.

Our GEO Continuum of Care program is part of GEO’s contribution to criminal justice reform. We believe that it provides a proven successful model on how the 2.2 million people in the criminal justice system can be better served and changing how they live their lives. Our award-winning program is not in competition or in conflict with other national initiatives regarding offender-sentencing reforms. In fact, we applaud these efforts. Our efforts seek to draw national attention to the many still incarcerated in need of a more structured and comprehensive approach to rehabilitation. We believe that the success of our Continuum of Care also positions GEO to pursue quality growth opportunities.

During the first quarter of 2021, we were awarded a new contract with the Federal Bureau of Prisons for a 118-bed residential reentry center in the Tampa, Florida area, which we expect to activate in the second half of 2021. Additionally, during the first quarter, we activated two new day reporting center sites and were awarded a contract for a third additional day reporting center in California, bringing our nationwide total to 80 day reporting centers. We believe that these important contract wins are representative of the quality of our rehabilitation and reentry services.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. While we continue to face operational and financial challenges associated with COVID-19, we remain pleased with the performance of our diversified business units. We believe our company remains resilient and is supported by real estate assets and contracts entailing essential government services. We’ve provided high-quality professional services for over 30 years under both Democratic and Republican administrations and under legislative branches controlled by both parties.

We recognize that there have been concerns regarding our future access to financing and the recent federal policy actions have resulted in the non-renewal of some of our contracts. To address these challenges, we’ve established a focus on debt reduction and our board has suspended our quarterly dividend. Our board has also begun a review of our current corporate tax structure as REIT to be completed by the fourth quarter. We recently completed the refinancing of our senior notes due 2022 and we are evaluating the potential sale of company-owned assets. We believe these initiatives are in the best interest of our shareholders as we work to address our debt maturities and enhance long-term shareholder value.

Finally, I want to thank Blake Davis for his eight years with GEO and congratulate him on his retirement. On May 15, Blake will be succeeded by James Black who has 23 years of service with GEO.

That completes our remarks and we’d be glad to take questions.

Question And Answer Section

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] The first question today will come from Joe Gomes of Noble Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning. Thanks for taking the call and questions, and nice quarter.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

So I wanted, George, to start off with some of your thoughts, commentary possibly here on the U.S. Marshals Service. You mentioned that they don’t own any of their beds so where are they putting people? I mean, how far away from the courthouses are they? How are they transporting these people? It just seems to me the kind of [ph] be (29:38) a policy that from the top, they think this sounds good but it seems to have some difficulty being implemented reasonably and rationally on the ground. Kind of wanted to get your thoughts on that and also, on the facilities, not just the U.S. Marshal but the – also the BOP facilities, I mean, I understand that you would look to go to other – repurpose those facilities for other government agency use but if we weren’t successful in that, I mean, what other uses could there be for your facilities if they were not being used as a secure facility or detention center? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, on the first question, I think it is a complex challenge for the U.S. Marshals Service to identify alternative locations for their prisoners that are being held predominantly in urban areas near federal courthouses. We don’t have access to the details of what they’re doing or how they’re doing it, but we surmise it’s quite a challenge for them.

As to alternative uses of our facilities, we are hopeful of repurposing them with other governmental agencies as time moves on. But some of our smaller facilities have apparently lent themselves interest by developers for alternative purposes other than secure facilities. So, we expect several sales of that nature as non-secured facilities for non-secured purposes.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thanks. And just kind of a follow-up on that, on the U.S. Marshals, I understand you don’t have access to their detailed plans but as being someone that’s been in the industry for such a long time, I mean, are you aware of thousands of beds that in secure facilities are just being going unused, setting aside yours and your competitor facilities for a second here, that would make it easy for the U.S. Marshals to just transfer people?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah. There may be some extra empty beds this year because of COVID, but because the court systems have closed for all essential purposes. But as the COVID pandemic is ended, we would think the court system will reactivate in due course and there will be a greater flow of people going into jails and prisons.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And on ICE, if I can switch gears for a moment here, your competitor was mentioning how their ICE populations had increased significantly since the beginning of this year. Was wondering if you guys were kind of seeing the same trends there.

Then also a little bit on the Title 42, I understand it’s being used to – against single people to put them back across the border. But as – my understanding and correct me if I’m wrong, please, it’s a health emergency so I don’t quite understand. What is the difference between someone that is single and someone that’s part of a family? Wouldn’t the health be the same?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, with regard to the first question, we have seen an uptick in our ICE populations, particularly on the Southern border. Title 42, to my understanding, is a temporary situation because of COVID pandemic and once that’s resolved, I would think Title 42 will be amended to allow the detention of individuals inside the US rather than immediately deporting them to their country of origin.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. One final – thank you for that. One final one for me and I’ll get back in queue. So you talk a lot about obviously the difficulties here due to the President’s Executive Order in renewing contracts. Can you speak to efforts on potential new business out there and where you might be looking for some new business, maybe in some of your – the state – your state partners?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think we’ve seen growth in our reentry business and our day reporting business in particular as described by Ann Schlarb. There’s been more of a focus and interest in the rehabilitation programs post-release of the nature requiring reentry facilities. Ann, could you comment on that?

Ann M. Schlarb

President-GEO Care & Senior Vice President, The GEO Group, Inc.

Yeah. We’ve seen – as I discussed, residential reentry center with the Bureau of Prisons that we were awarded earlier this year that will be activated in September. State of Tennessee, the state of Idaho in the past year have started new day reporting centers that we’ve implemented and are looking at potential expansions in. And we’re continuing to look at other opportunities across all of our reentry services areas.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you for that. I’ll get back in queue.

Operator

The next question will come from Mitra Ramgopal from Sidoti. Please go ahead.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Yes, good morning. Thanks for taking the questions. First, just wanted to maybe get a little more color on the favorable cost trends that you saw in the first quarter and how sustainable or how comfortable you feel that you’ll be able to carry that forward.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

This is Brian. So the cost trends really are driven by, I think, some of the lower occupancy levels in the facilities. You’re seeing less resident-related costs as a result of that and then also, I think due to lower occupancy levels, there’s less off-site medical, there’s less hospital runs so there’s better overtime or better labor management going on as well.

So I think as long as these trends continue with the occupancies being lower, we’ll continue to manage the costs that way. And then obviously as occupancies pick up, we’ll see some of those costs increase but we’ll also see revenues start to increase to offset that. So I think even when the occupancies start to improve, we should be on equal footing or even better.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. No, that’s great. And speaking of occupancy, any sense – I mean we see a lot of states are increasing lifting COVID-related restrictions and with the vaccine rollout well underway, curious if you’re [audio gap] (37:39) anything in terms of when you might be able to get back to a more or increased capacity from the 75% maybe at ICE Centers, etcetera.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We only have a guess and our guess would be towards the fall, we would think that things could get back to a more normalized state. But that’s just our guess.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then recently in the news, seeing some states indicating that, again, sort of following all the federal policies as it relates to maybe not engaging in private prison contracts when those expire, et cetera, I’m just curious if there is anything you can do in terms of whether from a lobbying perspective, et cetera, given the political climate there, to maybe stem some of the negativity coming out of the space right now.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we are essentially a service provider and we stand ready to provide services when our clients need them, and those needs can fluctuate seasonally and periodically through new administrations and implementing new policies. And I think we said in the first quarter, we expect this year to be a transition period in which different policies will be brought forth and tested and implemented and revised and revised as the situations on the fields require it, and we stand ready to work with all the agencies to make those accommodations as time goes on.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then finally again on the investments you’re making on, for example, the growth CapEx, is there – given the political climate here in the US, is it more likely that you might be looking to explore more international opportunities, or again, the focus is still pretty much going to be here?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, the CapEx, I mean, we’ve reduced some of the CapEx that was related to improvements at existing facilities, and I think – so what we have forecasted for the balance of this year and next year is pretty minimal, for the most part, in our correctional facilities and our reentry facilities. And then the bulk of the CapEx is in the BI business, where we’re seeing growth, and we also have to transition technology to a newer generation cellular technology.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks again for taking the questions.

Operator

The next question will come from Fred Taylor with MJX Asset Management. Please go ahead.

Frederick Harvey Taylor

Analyst, MJX Asset Management

Yeah, thanks for the call. And reading a press release from February 19 on the new bond issue, congratulations, but I noticed it was issued at a subsidiary. Is that where the other two bond issues are issued from?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I’d have to look at that. I’m not sure exactly which ones are all issued from.

Frederick Harvey Taylor

Analyst, MJX Asset Management

Okay. And it would be great if – I don’t know if there’s an offering memorandum or if you 8-K-ed it. It would be nice to see the full prospectus. The other question I had was you mentioned...

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

It was a private – it was a private placement so I don’t think there’s a public offering prospectus now.

Frederick Harvey Taylor

Analyst, MJX Asset Management

But as a public company, would you look to put that in 8-K?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Some of it is.

Frederick Harvey Taylor

Analyst, MJX Asset Management

Okay. The other question was you mentioned the goal was to pay down $150 million in debt. How would you think of allocating that between the revolving credit, the term loan and bonds, or I think you actually said reduce net debt, would you just allow cash to accumulate?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, as I said during the call, we’re working with some financial advisors so I think that that will all be part of that process evaluating how to apply the cash flows to the business and the timing of when we do that.

Frederick Harvey Taylor

Analyst, MJX Asset Management

Okay. Thank you.

Operator

The next question will come from Jack Barnes from Samlyn Capital. Please go ahead.

John G. Barnes

Analyst, Samlyn Capital LLC

Hey, good morning, guys. Thanks for the time. Just a quick follow-up on the Marshals Service relationship, could you just clarify how you’re thinking about the difference, if there is any, between the direct contracts and the ISGAs (sic) [IGSAs] (42:53) and whether you think it’s possible that the ISGA (sic) [IGSA] (42:58) contracts will remain even if the direct contracts are canceled?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, currently our discussions with the Marshals Service have only been on the direct contracts.

John G. Barnes

Analyst, Samlyn Capital LLC

Do you expect the Executive Order to apply to all contracts, or is there a reason to think that the way that it was worded would allow them only to apply to the direct contracts?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we’re responding to the discussions and concerns of the Marshals Service as they identify it. I mean, right now, those discussions are exclusively on the direct contracts. Yeah.

John G. Barnes

Analyst, Samlyn Capital LLC

Okay, great. Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We don’t have the ability to speculate as to the entirety of their concerns, but as they’ve expressed them thus far, the discussions have been just on direct contracts.

John G. Barnes

Analyst, Samlyn Capital LLC

Okay, great. And the one other one if I may, on the ICE relationship, how are you thinking about – I understand that the Executive Order didn’t apply to the ICE in the Homeland Security. But as you just think about the populations in your facilities and the occupancy levels, how do you expect ICE to address, I guess, what is currently excess capacity in the system [ph] might be made (44:47) from the White House? Will there be a rationalization [indiscernible] (44:51) to keep the footprint intact until there’s more visibility on the populations longer term?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, again, we don’t have [indiscernible] (45:07) of what the White House planning is, but we are aware that there is excess capacity, and that’s in part due to the large number of locations that ICE has, I think it may be a couple of hundred locations, and many of those are small jails around the country that don’t actually meet the latest ICE standards that were promulgated by the Obama administration. So, that may be one of the issues that they confront when deciding which facilities to retain and which to close, whether facilities meet the standards that were developed by the Obama administration.

Operator

This will conclude today’s question-and-answer session. I would now like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Thank you all for your questions, and we look forward to addressing you in the next quarterly call.

Operator

The conference has now concluded. Thank you for attending today’s presentation, and you may now disconnect.